Exhibit 10.21

MIAMI INTERNATIONAL HOLDINGS, INC.

TRANSACTION INCENTIVE PLAN

AWARD AGREEMENT

The Grantee is hereby granted an Award (the “Award”) pursuant to the terms and conditions set forth in the Miami International Holdings, Inc. Transaction Incentive Plan (the “Plan”) and this Award Agreement. The Grantee should read the entire Award Agreement, along with the Plan, to fully understand this Award. This Award is subject in all respects to the terms and conditions of the Plan, which are incorporated herein by reference. Capitalized terms not defined in this Award Agreement have the meanings defined in the Plan.

Grantee:	[ ]
Grant Date:	[ ]
Award Pool (select only one):	☐ Award Pool A ☐ Award Pool B
Award Percentage:	__% (____ percent) of applicable Award Pool

1.            Payment of Award – Change in Control.

(a)            Payment Event. In the event of a Change in Control, the Grantee is eligible to receive an amount equal to his or her Award Percentage multiplied by the applicable Award Pool; provided, however, that the Grantee either (i) has not incurred a Termination of Service as of the day immediately prior to such Change in Control, or (ii) has incurred a Termination of Service within seventy-five (75) days of the Change in Control due to his or her termination without Cause or due to his or her death or disability. If there are no Transaction Proceeds after applicable deductions as referenced in the definition of such term, the Company shall have no obligation to make any payment to the Grantee and the associated Award shall terminate automatically. The Board shall have full discretion to determine the Transaction Proceeds and Total Enterprise Value in good faith, including full discretion to determine the extent to which Change in Control consideration that is non-cash or deferred (e.g., escrows or earn-outs) should be included.

(b)            Payment Terms. The payment described above, if any, shall be paid to the Grantee as soon as is practicable (and in any event within thirty (30) days) after the effective date of the Change in Control (the “Payment Date”) in a single lump sum in cash; provided, however that if a different form of consideration or deferred payment timing is applicable to consideration paid to the Company’s stockholders in connection with the Change in Control, the Board may elect to the extent consistent with Applicable Laws instead to apply the same payment terms to the Awards, provided that amounts paid more than five (5) years following the closing date of the Change in Control may never constitute Transaction Proceeds. No payment shall be made until the Company has received funds as the result of a Change in Control; and provided, further, that the Administrator may make payment of this Award contingent upon the Grantee’s execution and non-revocation of a release of claims in such form as the Administrator deems appropriate.

2.            Expiration of Award. This Award and all rights of the Grantee hereunder shall terminate and the Grantee shall not be entitled to any further payments related to this Award upon the first to occur of (a) the Grantee’s Termination of Service prior to a Change in Control for any reason other than as provided in clause (b); (b) seventy-five (75) days after the Grantee’s Termination of Service due to termination without Cause or due to death or disability, if a Change in Control has not occurred within such period; or (c) the first Change in Control to occur following the effective date of the Plan (except that the obligation to pay any amount due on the associated Payment Date shall not expire until paid in full).

3.	Taxes.

(a)            The Company or any Related Entity, if applicable, is authorized to withhold from any payment made to the Grantee pursuant to the Award granted hereunder and any other payment of any kind, including payroll, otherwise due to the Grantee by the Company or any Related Entity, amounts of withholding and other taxes due or potentially payable in connection with any income recognition event involving the Award and to take such other action as the Administrator may deem advisable to enable the Company or any Related Entity, as applicable, and the Grantee to satisfy obligations for the payment of withholding taxes and other tax obligations relating to the Award granted hereunder.

(b)            Tax consequences to the Grantee (including without limitation federal, state, local and foreign income tax consequences) with respect to the Award (including without limitation the grant and/or forfeiture thereof) are the sole responsibility of the Grantee. The Grantee is advised to consult with his or her own personal accountant(s) and/or tax advisor(s) regarding these matters.

(c)	Section 280G.

(i)            [In the event that any payments to which the Grantee becomes entitled in accordance with this Plan, or in connection with any plans or programs covering the Grantee (“Payments”), would otherwise be deemed to constitute “parachute payments” within the meaning of Section 280G of the Code (each one, a “Parachute Payment”) and, but for this Section 3(c), would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to the Grantee, which of the following two alternative forms of payment shall be paid to the Grantee: (A) payment in full of the entire amount of the Payment (a “Full Payment”), or (B) payment of only a part of the Payment so that the Grantee receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). A Full Payment shall be made in the event that the amount received by the Grantee on a net after-tax basis is greater than what would be received by the Grantee on a net after-tax basis if the Reduced Payment were made; otherwise a Reduced Payment shall be made. If a Reduced Payment is made, (1) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and the Grantee shall have no rights to any additional payments and/or benefits constituting the Payment, and (2) reduction in payments and/or benefits shall occur in the following order: (I) reduction of cash payments; (II) cancellation of accelerated vesting of equity awards other than stock options; (III) cancellation of accelerated vesting of stock options; and (IV) reduction of other benefits paid to the Grantee. In the event that acceleration of compensation from the Grantee’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.]

(i)            [In the event that any payments to which the Grantee becomes entitled in accordance with this Plan (“Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code (each one, a “Parachute Payment”) and are subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Company shall pay to the Grantee, no later than the time the Excise Tax is required to be paid by the Grantee or withheld by the Company, an additional amount (the “Gross-up Payment”) equal to the sum of the Excise Tax payable by the Grantee on the Payment, plus the amount necessary to put the Grantee in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and any income and employment taxes imposed on the Gross-up Payment)) that the Grantee would have been in if the Grantee had not incurred any tax liability under Section 4999 of the Code with respect to the Payment. Any determination required under this Section 3(c) shall be made in writing in good faith by a reputable independent accounting firm selected by the Company (the “Accountants”). The Company and each Grantee shall provide the Accountants with such information as is reasonably requested in order to make such determination under this Section 3(c). The Accountants’ determinations shall be final, conclusive and binding on the Company and all Grantees.]

(ii)            Alternatively, at the Company’s election and provided the Company meets the requirements of Section 280G(b)(5)(A)(ii)(I) and Treasury Regulation § 1.280G-1 Q/A 6(a)(2)(i) (i.e., a corporation with no stock readily tradeable on an established securities market immediately prior to the transaction) as of the Change in Control closing date, the Company may seek to satisfy the shareholder approval requirements of Section 280G(b)(5)(A)(ii) and Treasury Regulation § 1.280G-1 Q/A 6(a)(2), in which case, each Grantee shall cooperate in such process, including executing a required waiver of Parachute Payments.

4.            Setoff of Indebtedness. Any payment due under an Award to the Grantee may be reduced by all or any part of the amount necessary to satisfy in full any indebtedness or other obligations, whenever due, of the Grantee to the Company or a Related Entity. The Grantee shall execute such additional documents as may be deemed necessary to effectuate such setoff.

5.            Confidentiality, Non-Solicitation and Non-Competition. The Grantee hereby acknowledges that, as a condition to the participation in the Plan, he or she is required to execute the Company’s Confidentiality, Intellectual Property Rights Assignment, and Non-Competition Agreement substantially in the form of Appendix A hereto (the “Restrictive Covenant Agreement”). The Grantee hereby acknowledges and agrees that (a) participation in the Plan and this Award Agreement constitute adequate consideration for the Restrictive Covenant Agreement, and (b) the Restrictive Covenant Agreement is in addition to, and does not supersede, any other restrictive covenant, non-competition, non-solicitation, non-disparagement or similar agreement by which the Grantee may be bound. Any violation of the Restrictive Covenant Agreement will be deemed to constitute “Cause” for the Grantee’s Termination of Service and shall result in full forfeiture of any Award not previously paid and entitle the Company to recover the amount of any Award previously paid before such Restrictive Covenant Agreement violation was discovered or occurred.

6.	Mediation; Arbitration; Waiver of Trial by Jury and Jurisdiction.

(a)            Except as otherwise provided herein to the contrary, the parties agree that Company may, at its sole and exclusive discretion, require that any dispute, controversy or claim arising under, out of or relating to this Plan or any Award or the transactions contemplated hereby (a “Dispute”), shall be exclusively referred and subject to mediation lasting for at least a one day session administered by a single mediator, to be selected by the Company. The parties agree that any mediation shall take place in Mercer County, New Jersey. The parties further agree that any agreement reached in mediation shall be binding and enforceable as a settlement agreement in a court having jurisdiction. The mediation and all communications during the mediation process (other than documents generated in the ordinary course not in connection with the mediation) shall be confidential and treated as settlement negotiations for purposes of applicable rules of evidence. Each party shall bear an equal share of the mediation costs unless the parties agree otherwise.

(b)            Except as otherwise provided herein to the contrary, the parties agree that the Company may, at its sole and exclusive discretion, require that any Dispute shall be exclusively referred to and resolved by a single arbitrator in a confidential, binding arbitration conducted by the American Arbitration Association in accordance with the Employment Arbitration Rules of that body, either initially or following unsuccessful mediation efforts. The parties agree that any arbitration shall take place in Mercer County, New Jersey. The parties further agree that any arbitration award shall be final and binding on the parties and the non-prevailing party shall, to the extent permitted by Applicable Law, pay all costs and expenses incurred by both of the parties in connection with such proceedings.

(c)            Each Grantee fully understands that a Dispute subject to mandatory mediation and/or arbitration shall include any and all state or federal statutory or tort employment and labor claims or any other dispute, controversy or claim whatsoever, whether regarding the binding effect, interpretation, performance, breach and/or termination of the Plan or the Award thereunder.

(d)            AS A CONDITION TO ANY POTENTIAL BENEFIT UNDER THE PLAN, EACH GRANTEE AND THE COMPANY IRREVOCABLY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST THE OTHER IN RESPECT OF THEIR, HIS, OR HER RIGHTS OR OBLIGATIONS HEREUNDER OR IN ANY AWARD AGREEMENT.

(e)            If Company or the Grantee files an action to enforce any rights or to resolve any matter arising under this Plan or relating to any Dispute, and the same is not required by the Company to be referred to mediation and/or binding arbitration as provided for in this Section 6 above, then any such action, suit, or other legal proceeding shall be commenced only in a court of the State of New Jersey (or, if appropriate, a federal court located in New Jersey), and the Grantee hereby consents to the jurisdiction of such court with respect to any such action, suit or proceeding. The prevailing party in any such action, suit or proceeding shall be entitled to recover reasonable attorneys’ fees to the extent permitted by law.

7.            Amendment. This Award Agreement may be amended or modified only by a written instrument executed by both the Company and the Grantee.

8.            Effectiveness. The Plan and this Award Agreement are subject to, and shall become effective upon, approval of the Administrator.

9.            Subject to the Plan. This Award Agreement is subject to all terms and conditions of the Plan, whether or not expressly referenced herein.

Signature Page Follows

IN WITNESS WHEREOF, the Company and the Grantee have executed this Award Agreement on the day and year first above written.

MIAMI INTERNATIONAL HOLDINGS, INC.

By:
Its:

Grantee

I hereby accept the Award described in this Award Agreement. I acknowledge that I have received and read a copy of the Plan and this Award Agreement, and that I agree to be bound by the terms of the Plan and the Award Agreement. I hereby further agree that all of the decisions and determinations of the Administrator shall be final and binding.

Grantee:

Date:

APPENDIX A

Miami International Holdings, Inc.

Confidentiality, Intellectual Property Rights Assignment,

And Non-Competition

(Employee – General)

(HRMF.006A)

This agreement (the “Agreement”) is effective as of ___________________________, and is made between MIAMI INTERNATIONAL HOLDINGS, INC., a Delaware corporation, with an office at 7 Roszel Road, Suite 1A, Princeton, New Jersey 08540 (including its subsidiaries, the “Company”), and _____________________________________________ (the “Employee”), an individual residing at ____________________________________________________________. In this Agreement, the term “Company” shall include any entity which owns, is owned by, controls directly or indirectly, or is under common control with, Company.

WHEREAS, Company is in the business of (i) developing, implementing, operating and/or owning exchanges for the trading of equity options, index options, currency options, cash equities, futures, digital assets and/or cryptocurrency, (ii) developing technology for exchanges and financial institutions (including but not limited to investment banks, private equity firms and hedge funds), including technology platform kits for market, sale and/or license, (iii) providing consulting services with respect to any of the foregoing, and (iv) pursuing strategic and technology ventures within the exchange and financial services space (the “Business”).

WHEREAS, Company relies in conducting its business on valuable, confidential or proprietary processes, methods and materials, which it regards as Confidential Information (see definition below), relating to its technology, business, operations, customers, members, investors, products and services. Company spends considerable resources acquiring and developing these proprietary processes, methods and materials (and all other Confidential Information). Company also receives Confidential Information from third parties and also relies on work product created on its behalf by employees and consultants. Company protects its intellectual property rights in such work product.

WHEREAS, to further Company’s and Employee’s interests, Employee will have access to certain Confidential Information and to Company resources that may be used in the creation of Confidential Information. Employee may also create work product that will be incorporated into Company’s products and/or services. Company is willing to establish and continue an employment relationship with Employee, including the provision of resources necessary to further the parties’ interests, only if Employee protects such Confidential Information, assigns rights to work product (including inventions, all as set forth below), and agrees to the reasonable non-competition covenants set forth below.

NOW, THEREFORE, in consideration of the covenants contained in this Agreement, and payments made or to be made by Company to Employee, the parties agree as follows:

1.            Confidential Information

(a)            “Confidential Information” shall mean any currently existing or hereinafter developed or acquired information, data, know-how, or technology that is not generally known to the public and which is part of or used or potentially useful or being developed for the Business or potential lines of business of Company. It shall also include all information, data, know-how, or technology (1) the unauthorized disclosure of which could harm Company’s or its clients’ or business associates’ interests; (2) developed or discovered by Employee (solely or jointly with others, whether or not such others are Company employees or consultants) in the course of Employee’s work for Company; and (3) received from third parties that Company is obligated to treat as confidential or proprietary. For example, Confidential Information includes the following non-exhaustive list: ideas, discoveries, inventions, innovations, processes, methodologies, concepts, formulas, algorithms and devices (whether patentable or not); trade secrets and know-how; patents, non-public trademarks, non-public copyrights and any non-public application for registration thereof; marketing, advertising and pricing methods, plans and strategies; accounting and business methods, plans and strategies; technical plans, specifications, designs and prototypes; information systems; data, databases (regardless of the ownership of the software on which such data is maintained), applications, source and object code (whether or not executable on any internal or external media), and other computer software, including system software, application software and firmware, developed by or for Company; program listings for computer software; specifications and system documentation for computer software, including functional, design, architecture and implementation specifications and documentation; audio and/or visual displays and sequences generated by computer software; user manuals; operating instructions; other technical or business information, drawings, diagrams and documentation; creative works (regardless of their stage of development) and works of authorship (whether published or unpublished); consumer preference information; existing and prospective investor, member, customer, listed company, vendor, employee and consultant lists and information; and non-public financial information. Confidential Information may be communicated by any means, including orally, visually, in writing, and by electronic transmission or other means and may be in any form or stored on any media.

(b)            Confidential Information shall not include information that Employee can demonstrate: (1) entered the public domain other than as a result of a breach of any obligation owed to Company; (2) was known to Employee without restriction before employment with Company; or (3) was developed by Employee without use of Company Confidential Information or other Company resources and is clearly outside the scope of Company’s Business.

(c)            Employee acknowledges that all of such Confidential Information constitutes specialized knowledge not generally known in Company’s industry and is a valuable asset belonging to Company and that it is essential to Company to protect the confidentiality of such Confidential Information.

(d)            Employee further acknowledges that all intellectual property and other proprietary rights, including patent rights, trademark rights, copyrights, trade secrets, database, and moral rights, throughout the world (collectively, “Proprietary Rights”), in and to any Confidential Information of Company, as well as in and to Company information or other property that is not confidential (together with Confidential Information, “Company Property”), shall vest in Company.

2.            Restrictions on Disclosure and Use

(a)            During the term of Employee’s employment with Company and for all time thereafter, Employee shall protect the confidentiality of Confidential Information and shall not, directly or indirectly, disclose or provide Confidential Information to any person or entity or use Company Property except in the ordinary course of and for the benefit of Company’s business, as authorized by Company or as otherwise permitted by this Agreement.

(b)            During the term of employment by Company, Employee will not (1) improperly use or disclose any confidential information, trade secrets or other proprietary information belonging to any former employer, client, or other person or entity or (2) bring onto Company premises or otherwise provide to Company any documents or other proprietary materials belonging to any former employer, client, or other person or entity unless consented to in writing by that former employer, client or other person or entity.

(c)            Employee represents and warrants that Employee’s entry into and performance of all of the terms of this Agreement and of Employee’s responsibilities as an employee of Company do not and will not breach any confidentiality, non-competition or other agreement or obligation, whether written or oral, that Employee has with respect to any third party.

(d)            Employee acknowledges and agrees that Employee’s obligations set forth in this Section 2 shall remain in full force and effect after termination of employment with Company for any reason whatsoever.

(e)            The confidentiality provisions of this Agreement are intended to supplement and not supersede applicable provisions of the New Jersey Trade Secrets Act and the United States Defend Trade Secrets Act of 2016, which prohibit the misappropriation of trade secrets and provide statutory remedies for protection of trade secrets to employers, to the fullest extent applicable.

(f)            Notwithstanding anything set forth in this Agreement or other agreement between the Company and Employee, Employee understands that pursuant to the Defend Trade Secrets Act of 2016:

(x)            an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a)(i) in confidence to a federal state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and

(y)            an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (a) files any document containing the trade secret under seal and (b) does not disclose the trade secret, except pursuant to the court order.

3.            Company’s Rights and Remedies

(a)            Employee shall notify Company immediately of any unauthorized disclosure or use of Confidential Information or Company Property and will cooperate with Company in all efforts to remedy the resulting harm. Employee shall notify Company in writing in the event that Employee is required by judicial process to disclose any Confidential Information prior to such disclosure, and allow the Company a reasonable opportunity to defend and protect against such disclosure.

(b)            Employee shall return to Company tangible and intangible items containing or disclosing any Company Property on termination of employment with Company for any reason or at Company’s request. Employee agrees that any property situated on Company’s premises and owned by Company, including electronic and physical storage media and all work areas, may be inspected by Company personnel at any time without notice.

(c)            Employee acknowledges that irreparable injury and damage to Company may result from unauthorized use or disclosure of Company Property, and that monetary damages may not be a sufficient remedy in any such case. Accordingly, in addition to any other rights and remedies that may be available to Company, Employee agrees that for any breach or threatened breach by Employee of this Agreement, Company shall be entitled to injunctive or other equitable relief without posting bond or other security.

(d)            Employee agrees to indemnify and hold Company harmless from all damages, losses, and expenses, including reasonable attorneys’ fees, arising from any breach of Employee’s covenants under this Agreement.

(e)            In addition to Company’s other remedies, if Employee materially breaches this Agreement, Company shall have the right to cancel any other agreements between the parties.

4.            Work Product/Invention Disclosure and Assignment

(a)            During the term of employment with Company, Employee shall promptly disclose all work product, inventions, technology, discoveries, improvements, formulae, processes, techniques, know-how and data, whether or not patentable, and other matters that give rise to intellectual property rights, that are made, conceived, reduced to practice, produced, created, written, developed, or learned by Employee, either alone or jointly with others (whether or not such others are Company employees or consultants) which are useful in and relate to the Business of Company, or result from tasks assigned to Employee by Company, or result from use of resources owned, leased or contracted for by Company (all said improvements, inventions, formulae, processes, techniques, know-how and data shall be collectively hereinafter called “Inventions”). All Inventions shall be the sole property of Company and Company shall be the sole owner of all Proprietary Rights therein. Employee shall assign and does hereby assign to Company all rights Employee may have or acquire in all Inventions and Proprietary Rights therein. This assignment includes so-called moral rights. If not assignable under applicable law, Employee waives all moral rights to the extent permitted by law.

(b)            Employee acknowledges that all works subject to United States copyright law created by Employee (solely or jointly with others whether or not such others are Company employees or consultants) within the scope of employment with Company are or will be considered “works made for hire”, as that term is defined in the United States Copyright Act. Accordingly, the Company shall be the sole and exclusive author and owner of all such copyrightable works and all right, title and interest therein and thereto, including, without limitation, all copyrights and all renewals and extensions thereof. To the extent that any of such works, or any part thereof, are determined not to be a work made for hire under the Copyright Act, Employee hereby irrevocably, unconditionally, permanently, exclusively and absolutely assigns and grants to the Company all right, title and interest in and to such works, including, without limitation, the right to prepare derivative works and all copyrights in all of the foregoing and all renewals and extensions thereof.

(c)            For the avoidance of doubt, this Agreement does not obligate Employee to assign or offer to assign to Company any of Employee’s Proprietary Rights in any invention or creative work developed entirely on Employee’s own time, and for which no Company resources or Company Property were used, unless (i) the invention relates directly to Company’s Business or actual or demonstrably anticipated research, development, or other business expansion or future Company plans, or (ii) the invention or creative work results directly or indirectly from any work performed by Employee for or on behalf of Company.

(d)            Proprietary Rights in work product and inventions conceived, developed, or reduced to practice by Employee before employment with Company began are excluded from the scope of this Agreement. Employee agrees to maintain documentation sufficient to establish the prior existence and scope of such work product or inventions.

5.            Assistance to Company

(a)            During the term of employment with Company, Employee will promptly disclose to Company, and will hold in trust for the benefit of Company, any and all Company Property, including Confidential Information, Inventions and work product, and Proprietary Rights therein of which Employee becomes aware.

(b)            Employee agrees to assist Company to obtain and enforce Company’s Proprietary Rights, including by preparing and signing such documents and performing such other acts (including appearing as a witness) as Company may reasonably request. These obligations shall continue after termination of Employee’s employment with Company for any reason, but after termination, Company shall compensate Employee at a reasonable rate for time actually spent by Employee at Company’s request. If Company is unable, after reasonable effort, to secure Employee’s signature on any document necessary or appropriate in connection with the actions specified in this Section 5, Employee hereby irrevocably designates and appoints Company as Employee’s attorney in fact to execute, verify, and file any such documents and to do all other lawful acts necessary to further the purposes of this Agreement, all as if done by Employee.

6.            Non-Competition and Non-Solicitation

(a)            Employee agrees that while employed by Company, and for a period of twelve (12) months following termination of employment with Company for any reason, Employee will not without Company’s prior written consent:

(1)  directly or indirectly, engage in activities nor render services (similar or reasonably related to those which Employee shall have rendered to the Company) to or for, any person, entity, firm, business organization which directly or indirectly competes with the Business of Company, whether now existing or hereafter established, nor shall Employee entice, induce or encourage any of Company’s employees to engage in any activity or provide any service which, were it done by Employee, would violate this provision.

(2)  directly or indirectly, solicit Company’s employees or independent contractors to leave their employ with Company, nor shall Employee recruit or offer or cause to be recruited or offered employment or an independent contract to any person who was employed by or under contract with regard to the Business of Company at any time during the eighteen (18) months prior to the termination of Employee’s employment with Company.

(b)            Employee acknowledges that this Section 6 is not designed to prevent Employee from earning a living or advancing Employee’s career. The provisions of this Section 6 are designed to prevent unfair competition against Company, including by use of Confidential Information. Accordingly, Employee agrees that these restrictions are reasonable and necessary for the protection of Company.

(c)            Notwithstanding the foregoing provisions of this Section 6, in the event that Employee has entered into, or in the future enters into, a separate agreement with Company with respect to non-competition and/or non-solicitation with or against Company which is inconsistent with the non-competition and/or non-solicitation terms contained in this Section 6, then the non-competition and/or non-solicitation terms of such separate agreement between Employee and Company shall control.

7.	Mediation; Arbitration; Waiver of Jury Trial and Jurisdiction.

(a)            Except as otherwise provided herein to the contrary, the parties agree that Company may, at its sole and exclusive discretion, require that any dispute, controversy or claim arising under, out of or relating to this Agreement or the transactions contemplated hereby (a “Dispute”), shall be exclusively referred and subject to mediation lasting for at least a one day session administered by a single mediator, to be selected by the Company. The parties agree that any mediation shall take place in Mercer County, New Jersey. The parties further agree that any agreement reached in mediation shall be binding and enforceable as a settlement agreement in a court having jurisdiction. The mediation and all communications during the mediation process (other than documents generated in the ordinary course not in connection with the mediation) shall be confidential and treated as settlement negotiations for purposes of applicable rules of evidence. Each party shall bear an equal share of the mediation costs unless the parties agree otherwise.

(b)            Except as otherwise provided herein to the contrary, the parties agree that the Company may, at its sole and exclusive discretion, require that any Dispute shall be exclusively referred to and resolved by a single arbitrator in a binding, confidential arbitration conducted by the American Arbitration Association in accordance with the Employment Arbitration Rules of that body, either initially or following unsuccessful mediation efforts. The parties agree that any arbitration shall take place in Mercer County, New Jersey. The parties further agree that any arbitration award shall be final and binding on the parties and the non-prevailing party shall, to the extent permitted by applicable law, pay all costs and expenses incurred by both of the parties in connection with such proceedings.

(c)            Employee fully understands that a Dispute subject to mandatory mediation and/or arbitration shall include any and all state or federal statutory or tort employment and labor claims or any other dispute, controversy or claim whatsoever, whether regarding the binding effect, interpretation, performance, breach and/or termination of the Agreement.

(d)            The Company and Employee expressly waive, to the fullest extent permitted by law, any right or expectation that any party may have to a jury trial of any Dispute, including any Dispute referred to mandatory mediation and/or arbitration as provided for above in this Section 7.

(e)            If Company or Employee files an action to enforce any rights or to resolve any matter arising under this Agreement or relating to any Dispute, and the same is not required by the Company to be referred to mediation and/or binding arbitration as provided for in this Section 7 above, then any such action, suit, or other legal proceeding shall be commenced only in a court of the State of New Jersey (or, if appropriate, a federal court located in New Jersey), and Employee hereby consents to the jurisdiction of such court with respect to any such action, suit or proceeding. The prevailing party in any such action, suit or proceeding shall be entitled to recover reasonable attorneys’ fees to the extent permitted by law.

8.            Miscellaneous

(a)            This Agreement is the entire agreement between the parties with respect to the subject matter hereof. It shall not be modified except by subsequent written agreement or amendment signed on behalf of Employee and Company by their authorized representatives. No waiver of any provision of this Agreement shall constitute a waiver of any other provision(s) or of the same provision on another occasion. Valid waiver of any provision of this Agreement shall require a writing signed by an authorized officer of Company.

(b)            Because Employee’s services are personal and unique, and because Employee has had and will continue to have access to and has become and will continue to become acquainted with the Confidential Information of Company and because any breach by Employee of any of the terms and conditions of this Agreement would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for breach, or threatened breach, of this Agreement. Employee agrees that in any action in which Company seeks injunctive, specific performance or other equitable relief, Employee will not assert or contend that any of the provisions of this Agreement are unreasonable or otherwise unenforceable.

(c)            If any court or other decision-maker of competent jurisdiction determines that any of the covenants (or any parts thereof) contained in this Agreement are unenforceable because of the duration or geographical scope of such provision, then, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and in its reduced form, such provision shall then be enforceable and shall be enforced. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and the remaining provisions shall remain in full force and effect.

(d)            Employee agrees not to make any statements, whether written, oral or via other media, about Company or its officers, directors, shareholders, investors, employees or agents that are negative or disparaging or that could affect adversely the conduct of Company’s business or its reputation. Nothing herein shall preclude Employee from communicating or testifying truthfully to the extent expressly required or protected by law, or by the proper inquiry of a state or federal governmental agency, or by a subpoena to testify issued by a court of competent jurisdiction.

(e)            This Agreement is for the benefit of and is binding on the parties, their successors, and assigns. This Agreement shall be governed by the laws of the State of New Jersey (without reference to the conflicts of laws provisions thereof).

(f)            Employee agrees that nothing in this Agreement confers or shall confer (1) any right with respect to continuation of employment with Company beyond any term otherwise agreed to in writing, or (2) any interest in Company Property or Company’s Proprietary Rights. Employee further agrees that this Agreement does not set forth all of the terms and conditions of Employee’s employment with Company, and that as an employee of Company, Employee will abide by all of Company’s applicable policies and procedures.

(g)            NOTWITHSTANDING ANYTHING IN THIS AGREEMENT WHICH MAY BE INTERPRETED TO THE CONTRARY, THE PARTIES EXPRESSLY INTEND THE EMPLOYMENT RELATIONSHIP BETWEEN THEM TO BE STRICTLY “AT-WILL” AND TERMINABLE BY EITHER PARTY AT ANY TIME, WITH OR WITHOUT NOTICE, FOR ANY REASON WHATSOEVER (UNLESS PROVIDED OTHERWISE IN A SEPARATE AGREEMENT WITH COMPANY). NO ORAL OR OTHER REPRESENTATION, REGARDLESS OF WHEN OR BY WHOM MADE, SHALL BE EFFECTIVE TO MODIFY THE TERMS OF THIS AGREEMENT SO AS TO CREATE ANY AGREEMENT OF EMPLOYMENT FOR ANY SPECIFIED PERIOD OF TIME. IN THE EVENT OF A TERMINATION OF THE EMPLOYMENT RELATIONSHIP BETWEEN THE PARTIES HERETO, THE PROVISIONS OF THIS AGREEMENT THAT PROVIDE FOR ACTION OR INACTION FOLLOWING THE TERMINATION OF EMPLOYMENT SHALL ALL SURVIVE SUCH EVENTS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

MIAMI INTERNATIONAL HOLDINGS, INC.

By:

EMPLOYEE

By:
Name:
Title: